AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        INSTANT VIDEO TECHNOLOGIES, INC.

INSTANT VIDEO TECHNOLOGIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: The name of the Corporation is Instant Video Technologies, Inc. and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 27, 1990 under the Corporation's original name of Catalina Capital Corp.

     SECOND: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation. This Amended and Restated Certificate of Incorporation was duly approved by the Corporation's Board of Directors, and was duly approved by written consent by the holders of the requisite number of shares of the Corporation in accordance with Sections 228, 242 and 245 of the Delaware General Corporation Law.

     THIRD: The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                        I

     The name of this Corporation is BURST.COM, INC.

                                       II

     The address of the registered office of this Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                                       III

     The nature of the business or purposes to be conducted or promoted by this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General

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Corporation Law of the State of Delaware.

                                       IV

     A. Authorized Shares. This Corporation is authorized to issue two classes of shares, to be designated Common Stock and Preferred Stock, respectively. This Corporation is authorized to issue 100,000,000 shares of Common Stock with a par value of $0.00001 per share (the "Common Stock") and 20,000,000 shares of Preferred Stock with a par value of $0.00001 per share (the "Preferred Stock"). The Preferred Stock authorized by this Certificate of Incorporation shall be issued from time to time in one or more series.

     Upon the filing of this Amended and Restated Certificate of Incorporation, each outstanding share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be converted into such number of fully paid and nonassessable shares of Common Stock into which shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are convertible as set forth in the Certificate of Incorporation in effect immediately prior to the filing of this Amended and Restated Certificate of Incorporation.

     B. Authorized Shares - Preferred Stock. Within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, the Board of Directors may increase or decrease (but neither above the total number of authorized shares of the class, nor below the number of shares of such series, then outstanding) the number of shares of any such series subsequent to the issue of shares of that series. In addition, the Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this
Article IV, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

          i) The number of shares constituting that series and the distinctive designation of that series;

          ii) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          iv) Whether that series shall have conversion privileges, and, if so, the
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
terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          v) Whether or not shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of this Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

          viii) Any other relative rights, preferences and limitations of that series.

     C. Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to this Corporation of the loss, theft, destruction, or mutilation of a certificate representing any of the outstanding shares of Common Stock or Preferred Stock, and, in the case of loss, theft, or destruction, the execution of an agreement and posting of any bond or other collateral satisfactory to this Corporation to indemnify this Corporation from any loss incurred by it in connection therewith, this Corporation will issue a new certificate representing such shares of Common Stock or Preferred Stock in lieu of such lost, stolen, destroyed or mutilated certificate.

                                        V

     A. Election of Directors. The election of the Directors of this Corporation need not be by written ballot, unless the Bylaws of this Corporation shall so provide.

     B. Arrangement with Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to

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which the said  application  has been made,  be binding on all the  creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     C. Fiduciary Duty. A director of this Corporation shall not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to this Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after the filing of the Certificate of Incorporation of which this Article V is a part to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of this Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

                                       VI

     A. Indemnification.

          1. Right to Indemnification. Each person who was or is made a party, or is threatened to be made a party to, or is involved in, any action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), including, without limitation, Proceedings by or in the right of this Corporation to procure a judgment in its favor, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer, employee or agent of this Corporation, or is or was serving at the request of this Corporation as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by this Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits this Corporation to provide broader indemnification rights than said law permitted this Corporation to provide prior to such amendment) against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amount paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Such right shall be a contract right and shall include the right to be paid by this Corporation for expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of this Corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such Proceeding, shall be made only upon delivery to this Corporation of an undertaking, by or on behalf

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of such  director or  officer,  to repay all amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under this section, or otherwise.

          2. Right of Claimant to Bring Suit. If a claim under Section 1 (above) is not paid in full by this Corporation within ninety (90) days after a written claim has been received by this Corporation, the claimant may at any time thereafter bring suit against this Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking has been tendered to this Corporation), that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for this Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on this Corporation. Neither the failure of this Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by this Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant had not met the applicable standard of conduct.

     B. Non-Exclusivity of Rights. The rights conferred by Section A.1 and A.2 (above) shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

     C. Amendment or Repeal. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI, in respect of any matter occurring, or any action or Proceeding accruing or arising, or that, but for this Article VI would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                       VII

     A. Corporation Existence. This Corporation is to have perpetual existence.

                                      VIII

     A. Directors' Powers. The Directors of this Corporation shall have the power to adopt, amend or repeal the Bylaws of this Corporation. The management of the business and the conduct of the affairs of this Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by, or in the manner provided in, the Bylaws of this Corporation.

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
     B. Classified Board. For the management of the business, and for the conduct of the affairs of this Corporation, and in further definition, limitation and regulation of the powers of this Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that, at such time that this Corporation is designated as qualified for trading as a national market system security on the National Association Quotation System (or any successor national market system) (the "Effective Time"):

          1. Board Classes and Terms. The Board of Directors shall be divided into three classes, designated as Class I, Class II, and Class III, respectively. The Board of Directors shall, by one or more resolutions, assign the Directors in office at the Effective Time to one or more Classes, and in such equal or unequal number, as shall be set forth in such resolution or resolutions. Following such assignment, in the event any Class shall have a number of assigned Directors smaller than that of any other Class or Classes, such deficiency shall be deemed newly created directorships and shall be filled exclusively by the Board of Directors in accordance with Section B.2. hereof. At the first annual meeting of stockholders following the date of the Effective Time, the term of office of the Class I directors shall expire, and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting of stockholders following the date of the Effective Time, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three (3) years). At the third annual meeting of stockholders following the date of the Effective Time, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three (3) years). At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting.

          Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified, or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

          2. Board Vacancies. Any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal, or other causes shall be filled by either (i) the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of voting stock of this Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class; or (ii) by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such newly-created directorship shall be filled by the stockholders, be filled only by the affirmative vote of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

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
     C. Vote.

          1. The affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required for the adoption, amendment or repeal of Sections 2 (Annual Meeting) and 3 (Special Meeting) of the Corporation's Bylaws.

          2. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock.

     E. No Action. Effective upon the Corporation becoming subject to the reporting requirements of the Securities Exchange Act of 1934, no action shall be taken by the stockholders of this Corporation, except at an annual or special meeting of the stockholders called in accordance with the Bylaws. Effective upon the Corporation becoming subject to the reporting requirements of the Securities Exchange Act of 1934, the Stockholders shall not take any action by written consent.

     F. Stockholder Nomination. Advance notice of stockholder nomination for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this Corporation shall be given in the manner provided in the Bylaws of this Corporation.

     G. Amendment. Notwithstanding any other provisions of this Certificate of Incorporation, or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article VIII.

                                       IX

     This Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in Article VIII of this Certificate, and all rights conferred upon the stockholders herein are granted subject to this right.

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
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed and attested by Richard Lang, its Chief Executive Officer and Edward H. Davis, its Secretary, as of January 27, 2000.


INSTANT VIDEO TECHNOLOGIES, INC.


BY: /s/ RICHARD LANG
   -------------------------------------
   Richard Lang, Chief Executive Officer


ATTEST: /s/ EDWARD H. DAVIS
       ---------------------------------
       Edward H. Davis, Secretary

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